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                                                                 Exhibit 3.1(ii)


                              ARTICLES OF AMENDMENT

                             AMENDING THE CHARTER OF

                          AVALON BAY COMMUNITIES, INC.


         Avalon Bay Communities, Inc., a Maryland corporation (the "Corporation"), certifies as follows:

         FIRST: That the Corporation's Charter is hereby amended by:


                  (A) deleting Article I, Section 1.3 in its entirety and inserting the following in lieu thereof:


                           1.3 The total number of shares of Stock which the Corporation has authority to issue is two hundred ten million (210,000,000) shares, consisting of (i) fifty million (50,000,000) shares of Preferred Stock; (ii) one hundred forty million (140,000,000) shares of Common Stock; and (iii) twenty million (20,000,000) shares of excess stock, par value $.01 per share ("Excess Stock"). The aggregate par value of all the shares of all classes of Stock is $2,100,000.



                  (B) deleting Article II in its entirety and inserting the following in lieu thereof:


                                   ARTICLE II

                                      NAME

         The name of the Corporation is:

                         "AvalonBay Communities, Inc."





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                  (C)      deleting the first two sentences of Article VII,
Section 7.1 in their entirety and inserting the following in lieu thereof:


                           7.1 AUTHORIZED STOCK. The total number of shares of Stock which the Corporation has authority to issue is two hundred ten million (210,000,000) shares, consisting of (i) fifty million (50,000,000) shares of Preferred Stock, par value $.01 per share; (ii) one hundred forty million (140,000,000) shares of Common Stock, par value $.01 per share; and (iii) twenty million (20,000,000) shares of Excess Stock, par value $.01 per share. The aggregate par value of all the shares of all classes of Stock is $2,100,000.



         SECOND: The foregoing amendments to the Corporation's Charter were advised by the Board of Directors of the Corporation and were approved by the stockholders of the Corporation at a Special Meeting of Stockholders held on October 2, 1998.





                  [Remainder of Page Left Blank Intentionally]






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         IN WITNESS WHEREOF, the Corporation has caused these Articles of
Amendment to the Charter of the Corporation to be executed in its name and on its behalf on this 2nd day of October 1998, by the President of the Corporation who acknowledges that these Articles of Amendment are the act of the Corporation and that to the best of his knowledge, information and belief and under penalties for perjury, all matters and facts contained in these Articles of Amendment are true in all material respects.




                                        AVALON BAY COMMUNITIES, INC.



(seal)                                  By: /s/ Charles H. Berman
                                            ----------------------------------
                                            Charles H. Berman
                                            President






ATTEST



By: /s/ Jeffrey B. Van Horn
    ------------------------------
    Jeffrey B. Van Horn
    Secretary









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